Exhibit 10.11

                              DYNA-CAM ENGINE CORP.


April 24, 2001

Mr. Jack E. Dahl
19801 Marilla Street
Chatsworth, CA  91311

RE: EMPLOYMENT OFFER

Dear Jack:

The purpose of this letter is to confirm our offer for you to join Dyna-Cam Engine Corp. in the executive position as President. Your employment with Dyna-Cam will be "at will." You specifically acknowledge that this letter is not to be construed in any way as an employment contract. You agree to be bound by the limited employee secrecy covenants included in this letter. The effective date of your employment will be Monday, April 23, 2001

POSITION AND RESPONSIBILITIES

In you position as President you will report directly to the Dyna-Cam Board of Directors. Your responsibilities will be very broad and encompass fundraising activities, production operations activities as well as capital, fundraising and strategic activities. You will act as Chief Operating Officer. However, your job assignment or assignments may change without notice. We realize you have outside interests which you must continue to be involved in and acquiesce to these activities as long as they do not interfere with your duties at Dyna-Cam. This may include absences during the week.

COMPENSATION

In accordance with Dyna-Cam's pay policy, you will be paid very two weeks. Your gross amount will be $2,307.69 per pay period ($60,000 annualized). Dyna-Cam's pay policy may change without notice and at the sole discretion of the board. No overtime will be paid regardless of the hours per week worked.

Dyna-Cam will deduct withholding as indicated by you on the appropriate withholding documents. Dyna-Cam will be responsible for employer related state and unemployment taxes incurred in connection with your employment.

PERFORMANCE BONUS PLAN

You will be a participant in a "goal achievement" performance bonus plan, which will be provided to you separately when formalized and approved by the board. Any award under this performance bonus plan will be dependent on you achieving specific mutually agreed performance goals such as fundraising. The initial goals will documented within 15 days of your employment and updated quarterly thereafter. Dyna-Cam's board will be responsible for monitoring and granting any bonus under this performance bonus plan. Your performance bonus will not exceed 100% of your base salary. We hope to have a way for you to take some of this bonus in Dyna-Cam stock, at your option.

MR. JACK DAHL - EMPLOYMENT OFFER
APRIL 24, 2001; PAGE 2
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STOCK OPTIONS

You will be awarded 500,000 options to purchase Dyna-Cam common stock at an exercise price of $.30 per share. These options will vest equally over the next six fiscal quarters starting on the last day of the fiscal quarter following employment. In other words, the first 83,333 options will vest on June 30, 2001. The remaining options will then vest monthly equally on the last day of the following 5 quarters starting on September 30, 2001.

EXPENSES

It is understood that you may incur expenses on behalf of Dyna-Cam as are reasonable for you to perform your job function. All such business expenses will be reimbursed to you within 14 days after submission of an approved and well-documented expense report, completed in accordance with Dyna-Cam and IRS policies.

EMPLOYEE SECRECY COVENANTS

In your employment with Dyna-Cam, you will likely come in contact to confidential and privileged information, which information may be proprietary, technical, performance, cost, business know-how, or otherwise and which may be in writing or verbal. You acknowledge that such information is confidential and proprietary and of great value to Dyna-Cam. You will use your best judgment, which in no event shall be less than the standard of care of a reasonable person, to protect any such information from wrongful dissemination during your employment and after termination of your employment with Dyna-Cam.

                                     * * * *

I hope this letter is our mutual understanding of the terms of your employment as has been discussed and agreed. I look forward to your participation in the growth and success of Dyna-Cam. If you have any questions about this letter, please contact me.

Sincerely,

/s/ Michael S. Williams

Michael S. Williams
Chairman of the Compensation Committee